Exhibit 5.1

[DUANE MORRIS LLP LETTERHEAD]

June 4, 2026

Cohen & Company Inc.
2929 Arch Street, Suite 1703
Philadelphia, Pennsylvania 19104

Re:	Cohen & Company Inc. - Registration Statement on Form S-8 Relating to the Cohen & Company Inc. 2020 Long-Term Incentive Plan

Dear Ladies and Gentlemen:

We have acted as counsel to Cohen & Company Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”). The Registration Statement is to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 2,000,000 shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”), which may be issued under the Cohen & Company Inc. 2020 Long-Term Incentive Plan, as amended (the “Plan”). This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly set forth herein.

In connection with the opinion set forth in this opinion letter, we have examined the Registration Statement, originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Company’s Second Articles of Amendment and Restatement, as amended, and the Company’s By-laws, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares to be issued by the Company under the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

The opinion set forth above is limited to the Maryland General Corporation Law as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof. In giving the opinion herein set forth, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Duane Morris LLP